EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001	457	(o)	—	—	$5,000,000	0.0001476	$738
Equity	Pre-Funded Warrants to purchase Common Stock(3)	—		—	—	—	—	—
Equity	Common stock issuable upon exercise of Pre-Funded Warrants(3)	—		—	—	—	—	—
Equity	Representative’s Warrants (4) (5)	—		—	—	—	—	—
Total Offering Amounts						$5,000,000	0.0001476	$738
Total Fees Previously Paid								$0
Net Fee Due								$738

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriter’s option to purchase additional shares.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum amount of shares of common stock proposed to be sold in the offering will be reduced on a one-for-one basis based on the amount of the pre-funded warrants offered and sold in the offering, and the proposed maximum amount of the pre-funded warrants to be sold in the offering will be reduced on a one-for-one basis based on the amount of shares of common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the shares of common stock (including the shares of common stock issuable upon the exercise of the pre-funded warrants), if any, is $_____.

(4)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)	The Representative’s Warrants will represent the right to purchase _____% of the aggregate number of shares of common stock sold in this offering, including shares of common stock upon the exercise of the option to purchase additional shares, at an exercise price equal to _____% of the public offering price per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.